Exhibit 99.1

For Immediate Release	Contact Information
Monday, March 16, 2009	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Reports 2008 Results

SAN ANTONIO -- March 16, 2009 -- TXCO Resources Inc. (Nasdaq:TXCO) today provided financial and operating results for the year and quarter ended December 31, 2008, and filed its annual report on Form 10-K with the Securities and Exchange Commission.

Sharp declines in crude oil and natural gas prices in late 2008 significantly reduced TXCO's revenues, net income and cash flow, continuing into first-quarter 2009. For 2008, revenues rose to $143.7 million from $93.9 million in 2007, while crude oil and natural gas sales totaled $127.6 million, up from $81.8 million in the prior year. Year-end 2008 assets stood at $486.9 million, up from $354.6 million at the end of 2007.

Operating income was $19.6 million, compared with $10.4 million in 2007. The Company reported a net loss attributable to common stock of $0.47 million, equal to $0.01 per share, compared with net income of $0.94 million, or $0.03 per share, in the prior year.

Net cash provided by operating activities rose to $100.6 million from $69.4 million in 2007. Ebitda -- earnings before income taxes, interest expense, depreciation, depletion, amortization, impairment and abandonment expense -- was $89.6 million, or $2.59 per share, compared with $52.9 million, or $1.52 per share a year earlier. Ebitdax -- Ebitda plus exploration expense -- was $92.4 million, or $2.67 per share, compared with $54.2 million, or $1.56 per share. All per-share amounts are on a diluted basis. See the accompanying table for a reconciliation of these non-GAAP financial measures.

Impairment expense was sharply higher, reflecting suspension of TXCO's San Miguel oil sands pilot projects and the commodity price declines. Depreciation, depletion and amortization expense also rose due to full-year inclusion of Output Exploration costs (TXCO acquired Output in April 2007), plus higher finding costs, depletion rates and costs related to new wells placed on production during 2008.

Fourth-Quarter Results
For the fourth quarter of 2008, TXCO had a net loss attributable to common stock of $18.0 million, or $0.51 per share, compared with net income of $1.8 million, $0.05 per share, in the 2007 quarter. Revenues for the three months were $21.0 million, compared with $32.1 million a year earlier. Oil and gas sales were $18.4 million, compared with $28.9 million for fourth-quarter 2007.

Liquidity Issues/Going Concern
           The financial statements reported in TXCO's Form 10-K for the 2008 fiscal year contain a "going concern" qualification in the opinion of the Company's independent auditors, Akin, Doherty, Klein & Feuge P.C. The auditors have included in their opinion an explanatory paragraph indicating that TXCO's working capital deficiency, non-compliance with its current ratio debt covenant under its bank credit facilities, and violation of a provision in its certificates of designations for its Series D and Series E preferred stock giving the holders of the preferred stock the right to demand redemption of such stock, raise substantial doubt about TXCO's ability to continue as a going concern.

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           During 2008, TXCO engaged in the largest capital expenditure program in its history. Costs incurred in the development and purchase of oil and gas properties increased from $117 million in 2007 to $182 million in 2008. While pursuing its drilling program, costs to drill escalated throughout the summer followed by an unprecedented collapse in commodity prices. The time lag between incurring drilling costs and the resulting increase in revenues from new production, combined with deteriorating economic conditions, have created severe cash flow constraints for TXCO.

           As a result, TXCO has recently experienced substantial difficulties in meeting short-term cash needs, particularly its vendor commitments. TXCO reported $49.7 million in trade payables at year-end 2008, of which approximately $4.1 million are currently 60 days or more past due. TXCO's failure to reach accommodations with these vendors could result in the filing of liens or the withdrawal of trade credit, and could limit its ability to conduct operations on Company properties.

As announced previously, TXCO determined in preparing its 2008 financial statements that it was in violation of the current ratio covenant of its bank credit facilities. As a result of this default, its lenders may, among other things, declare all or any part of the unpaid principal and accrued interest under its bank credit facilities immediately due and payable. Consequently in accordance with GAAP, $153.0 million in long-term debt was reclassified as a current liability. TXCO's lenders currently are not permitting it to make additional borrowings under its bank credit facilities. If TXCO's lenders demanded repayment and TXCO failed to repay the amounts due under the bank credit facilities, the lenders could exercise their remedies under the bank credit facilities, including foreclosing on substantially all TXCO's assets, which TXCO pledged as collateral to secure its obligations under the bank credit facilities. These circumstances could require TXCO to seek relief through a filing under the U.S. Bankruptcy Code. TXCO is in discussions with its lenders regarding a waiver of the current ratio covenant and other arrangements through which the lenders would refrain from exercising their rights under the bank credit facilities as a result of the default. However, there can be no assurance that TXCO will be able to obtain such a waiver or obtain other relief from its lenders.

           Under the terms of TXCO's certificates of designations for its Series D and Series E preferred stock, the default under the bank credit facilities results in the holders of the Series D and Series E preferred stock having a right to demand redemption of their preferred stock. Consequently $66.9 million, representing the stated value of the preferred stock at December 31, 2008, was reclassified as a current liability. However under the terms of the certificates of designations, TXCO's obligation to pay the redemption price of any preferred stock demanded to be redeemed is suspended until the earlier of (a) October 31, 2012, or (b) the date that all of TXCO's obligations under the bank facilities have been satisfied.

           As a result of the $153.0 million in long-term debt and $66.9 million in preferred stock being reclassified to current liabilities and the outstanding trade payables of $49.7 million, TXCO reported a working capital deficiency of $256.9 million at year-end 2008. TXCO's ability to continue as a going concern will depend on its ability to generate additional sources of capital in the near future, of which there can be no assurance.

Substantially all of the Company's assets are pledged, and extreme volatility in energy prices and a deteriorating global economy, have significantly hindered its ability to raise debt and equity capital. Management is pursuing options to improve liquidity by implementing several cost-reduction measures, including staff reductions and shutting down certain operations.

           As previously announced, TXCO retained Goldman, Sachs & Co. to perform a strategic alternatives review. This review is designed to enhance stockholder value, which may include sale of certain assets, issuance of stock, additional debt or other securities, or a merger or sale of the Company. No formal decisions have been made and no agreements have been reached at this time. There can be no assurance that any particular alternative will be pursued or that any transaction will occur, or on what terms. TXCO does not expect to disclose developments from this review unless its board of directors approves a definitive transaction.

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Proved Reserves
TXCO's estimated net proved reserves at year-end 2008 stood at 81.7 bcfe, a 10.1 bcfe decrease from 91.8 bcfe at year-end 2007. Production during 2008 totaled 9.2 bcfe, with the remaining 0.9 bcfe decline attributable to the sharp commodity price decline, plus the third-quarter 2008 sale of 15 non-core properties, largely offset by new reserves added by drilling.

Estimated, pre-tax future net cash flows discounted at 10 percent (PV-10) for proved reserves at year-end 2008 were $137.5 million, based on adjusted commodity prices of $41.25 per barrel for crude oil and $5.245 per mmBtu for natural gas. A year earlier, TXCO's 2007 PV-10 of $373 million was based on adjusted commodity prices of $92.75 per barrel and $6.445 per mmBtu, respectively. See the accompanying table for a reconciliation of this non-GAAP financial measure. The Company's reserve life index was 8.9 years, compared with 11.5 years at year-end 2007. Its reserve mix was 56 percent oil and 44 percent gas, of which approximately 53 percent was proved developed.

In late 2008, the SEC issued new regulations for disclosing the quantity and value of proved reserves, effective December 31, 2009. A key change in the SEC's modernizing of its regulations allows exploration and production companies to use average commodity prices throughout the year to calculate the value of proved reserves versus the current method of year-end prices.

Using these new pricing guidelines, TXCO's total proved reserves at December 31, 2008, would have been 88.5 bcfe valued at a pre-tax PV-10 of $415.3 million. These values are based on average 2008 benchmark NYMEX prices of $98.79 per barrel for oil and $8.59 per mmBtu for gas. No reconciliation has been made of this non-GAAP measure as the standardized measure has not been computed under the new rules.

These reserve estimates were prepared by the independent engineering firms of DeGolyer and MacNaughton and William M. Cobb & Associates Inc. in accordance with SEC and Financial Accounting Standards Board requirements.

Operations Update
TXCO has significantly reduced drilling in light of current commodity prices and liquidity constraints. It is moving ahead with a limited drilling program, focused on high-impact projects, particularly the Maverick Basin's Pearsall and Eagle Ford shale gas resource plays. It currently has two rigs operating.

In tests following a multi-stage fracture stimulation, the Briscoe Catarina West 1H (50 percent working interest through completion) flowed at rates as high as 6 mmcfde from the Eagle Ford with a high liquids content. On the Pearsall play, a multi-stage frac is under way on the San Pedro Ranch 2 (50% WI through completion) following mechanical delays. Targeting the Georgetown formation, the Burr C 7-231XH (50% WI) flowed at rates as high at 1.9 mmcfe with high liquids content in tests.

Management Perspective
"TXCO's leasehold assets have excellent prospects but currently we face extraordinary challenges following the unprecedented collapse in oil and gas prices that occurred late last year," said Chairman and CEO James E. Sigmon. "We are moving ahead, within current financial constraints, to drill the Eagle Ford, Pearsall, Georgetown and other highly prospective plays. We're taking aggressive and prudent actions to re-set financial obligations of the Company and to our stakeholders. We also are continuing our strategic alternatives review. Our goal continues to be converting the extensive potential of our large acreage position with multiple plays into stockholder value."

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Conference Call
TXCO has scheduled a conference call to update investors on recent events for 9 a.m. CDT (10 a.m. EDT), Thursday, March 19, 2009. The call will be broadcast live via the Company's Web site at http://www.txco.com/concall.html, and by telephone at (877) 387-9209 (U.S./Canada) and (706) 643-3820 (international), passcode 86336244. A replay will be available through Friday, March 20, at (800) 642-1687 (U.S./Canada) and (706) 645-9291 (international), same passcode, and for 30 days at http://www.txco.com/concall.html.

About TXCO Resources
TXCO Resources is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. TXCO's business strategy is to build stockholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO." Additional information, including recent regulatory filings and investor presentations, is available at the Company's Web site, www.txco.com.

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to estimated financial results, bank credit and working capital availability, expected prices, production volumes, well test results, reserve levels and number of drilling locations expected, drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services, equipment or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, our ability to obtain capital on reasonable terms, or at all, to fund our working capital or other needs; the adequacy of our liquidity and our ability to meet our cash commitments, working capital needs, and lender and vendor obligations and our commitments to pay dividends on our preferred stock; general market conditions; adverse capital and credit market conditions; uncertainty about the effectiveness of the U.S. Government's plan to stabilize financial markets; the impairment of financial institutions; results of our strategic alternatives review; vendor relations; the costs and accidental risks inherent in exploring and developing new oil and natural gas reserves; the price for which such reserves and production can be sold; fluctuation in prices of oil and natural gas; the uncertainties inherent in estimating quantities of proved reserves and cash flows; competition; actions by third-party co-owners in properties in which we also own an interest; acquisitions of properties and businesses; operating hazards; environmental concerns affecting the drilling of oil and natural gas wells; impairment of oil and gas properties due to depletion or other causes; dependence on key personnel, the outcome of litigation; and hedging decisions, including whether or not to hedge. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential factors that could affect TXCO's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2008. This report and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available from TXCO without charge.

(Financial Information and Selected Operational Tables Follow)

TXCO RESOURCES INC. Condensed Consolidated Balance Sheets (Unaudited)

	December 31
(in thousands)	2008	2007
Assets

Current Assets
Cash and equivalents	$12,236	$9,831
Accounts receivable:
Joint interest owners	13,833	4,167
Oil and natural gas sales	6,808	13,785
Federal income tax	-	4,974
Derivative settlements	1,586	-
Accrued derivative asset	5,916	-
Prepaid expenses and other	4,470	2,989
Total Current Assets	44,849	35,746

Property and Equipment, net - successful efforts method of accounting for oil and natural gas properties	433,126	314,941

Other Assets
Deferred financing fees	2,950	2,613
Other assets	1,143	1,307
Accrued derivative asset	4,782	-
Total Other Assets	8,875	3,920

Total Assets	$486,850	$354,607

TXCO RESOURCES INC. Condensed Consolidated Balance Sheets (Unaudited)

	December 31
(in thousands, except shares and per share amounts)	2008	2007
Liabilities And Stockholders' Equity

Current Liabilities
Accounts payable, trade	$49,661	$11,345
Other payables and accrued liabilities	25,114	39,916
Undistributed revenue	3,262	2,401
Notes payable	1,518	399
Bank debt	153,000	-
Redeemable preferred stock	66,909	-
Derivative settlements payable	-	475
Preferred dividends payable	-	397
Accrued derivative obligation	2,324	4,725
Total Current Liabilities	301,788	59,658

Long-Term Liabilities
Long-term debt, net of current portion	-	100,000
Deferred income taxes	19,602	12,007
Accrued derivative obligation	1,162	3,993
Asset retirement obligation	8,569	4,233
Total Long-Term Liabilities	29,333	120,233

Commitments and Contingencies	-	-

Stockholders' Equity
Preferred stock; authorized 10,000,000 shares; Series A & B, -0- shares issued and outstanding; Series C, -0- and 55,000 shares issued and outstanding; Series D, 56,909 and -0- shares issued and outstanding; Series E, 20,000 and -0- shares issued and outstanding	-	1
Common stock, par value $0.01 per share; authorized 100,000,000 shares, issued 37,420,953 and 34,269,038 shares, and outstanding 37,254,100 and 34,150,619	374	343
Additional paid-in capital	148,534	177,030
Retained earnings	3,088	3,561
Accumulated other comprehensive income (loss) net of tax	4,759	(5,754)
Less treasury stock, at cost, 166,853 shares and 118,419 shares	(1,026)	(465)
Total Stockholders' Equity	155,729	174,716

Total Liabilities and Stockholders' Equity	$486,850	$354,607

TXCO RESOURCES INC. Condensed Consolidated Statements of Operations (Unaudited)
		Years Ended December 31
	(in thousands, except earnings per share data)	2008	2007	2006
	Revenues
	Oil and natural gas sales	$127,551	$81,753	$56,520
	Gas gathering operations	14,155	11,958	15,853
	Other operating income	2,030	195	45
	Total Revenues	143,736	93,906	72,418

	Costs and Expenses
	Lease operations	18,939	14,105	7,248
	Drilling operations	1,058	-	-
	Production taxes	6,572	4,672	2,551
	Exploration expenses	2,825	1,222	2,968
	Impairment and abandonments	13,931	1,983	1,722
	Gas gathering operations	14,615	13,257	16,255
	Depreciation, depletion and amortization	52,434	36,202	23,840
	General and administrative	13,788	12,058	7,298
	Total Costs and Expenses	124,162	83,499	61,882

	Income from Operations	19,574	10,407	10,536

	Other Income (Expense)
	Interest expense	(8,997)	(9,686)	(269)
	Interest income	187	329	550
	(Loss) gain on sale of assets	(1,016)	1	(8)
	Loan fee amortization	(1,198)	(554)	(216)
	Derivative mark-to-market gain	-	-	1,995
	Derivative settlements loss	-	-	(2,686)
	Total Other Income (Expense), Net	(11,024)	(9,910)	(634)

	Income before income taxes	8,550	497	9,902
Income tax expense (benefit) --	current	488	(5,301)	1,232
	deferred	2,180	4,458	1,429
	Net Income	5,882	1,340	7,241
	Preferred dividends	6,355	397	-
	Net Income (Loss) Available to Common Stockholders	$ (473)	$943	$7,241

	Earnings (Loss) Per Share:
	Basic	$(0.01)	$0.03	$0.23
	Diluted	$(0.01)	$0.03	$0.22
	Weighted average number of common shares outstanding:
	Basic	34,635	33,422	31,916
	Diluted	34,635	34,740	33,247

TXCO RESOURCES INC. Condensed Consolidated Statements of Cash Flows (Unaudited)
	Years Ended December 31
(in thousands)	2008	2007	2006
Operating Activities:
Net income	$5,882	$1,340	$7,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	53,631	36,756	24,056
Impairments, abandonments and dry hole costs	13,931	2,436	1,722
Loss (gain) on sale of assets	1,016	(1)	8
Deferred tax expense	2,180	4,458	1,560
Excess tax benefits from stock-based compensation	(1,453)	-	-
Non-cash compensation expense	3,626	2,824	1,207
Non-cash derivative mark-to market (gain)	-	-	(1,995)
Non-cash change in components of Other Comprehensive Income	-	1,524	806
Changes in operating assets and liabilities:
Receivables	(4,275)	(8,820)	213
Prepaid expenses and other	(2,852)	(6,027)	747
Accounts payable and accrued expenses	23,898	35,590	(2,342)
Current income taxes receivable (payable)	4,977	(688)	(8,499)
Net cash provided by operating activities	100,561	69,392	24,724
Investing Activities:
Development and purchases of oil and natural gas properties	(181,565)	(117,311)	(52,927)
Purchase of subsidiary	-	(95,994)	-
Purchase of other equipment	(3,164)	(3,105)	(6,941)
Proceeds from sale of assets	7,383	6,001	23
Net cash used by investing activities	(177,346)	(210,409)	(59,845)
Financing Activities:
Proceeds from bank credit facility	75,700	168,500	13,450
Payments on bank credit facility	(21,700)	(70,851)	(11,100)
Payments on installment and other obligations	(599)	(577)	(489)
Proceeds from installment and other obligations	717	710	494
Issuance of preferred stock, net of expenses	32,233	52,777	-
Purchase of lower call option	(11,617)	(21,569)	-
Proceeds from sale of upper call option	9,357	17,852	-
Payment of preferred stock dividends	(4,262)	-	-
Proceeds from issuance of common stock, net of expenses	33	145	29,956
Cost of shares retired upon option exercises	(2,414)	-	-
Excess tax benefits from stock-based compensation	1,453	-	-
Proceeds from exercise of stock options	850	198	609
Purchase of treasury shares	(561)	(219)	-
Net cash provided by financing activities	79,190	146,966	32,920

Change in Cash and Equivalents	2,405	5,949	(2,201)
Cash and Equivalents at Beginning of Year	9,831	3,882	6,083
Cash and Equivalents at End of Year	$12,236	$9,831	$3,882
Supplemental Disclosures:
Cash paid for interest	$10,850	$7,855	$213
Cash paid for income taxes	132	415	10,581

TXCO RESOURCES INC. SELECTED QUARTERLY FINANCIAL INFORMATION SELECTED FINANCIAL INFORMATION - BALANCE SHEET

	2008	2007
	4TH	4TH
(in thousands)	QUARTER	QUARTER

Current Assets	$ 44,849	$ 35,746

Property and Equipment - Net	433,126	314,941

Other Assets	8,875	3,920

Total Assets	$ 486,850	$ 354,607

Current Liabilities	$ 301,788	$ 59,658

Long-Term Liabilities	29,333	120,233
Stockholders' Equity	155,729	174,716

Total Liabilities and Stockholders' Equity	$ 486,850	$ 354,607

TXCO RESOURCES INC. SELECTED QUARTERLY FINANCIAL INFORMATION SELECTED FINANCIAL INFORMATION - INCOME STATEMENT
	2008	2007
	4TH	4TH
(in thousands, except per share data)	QUARTER	QUARTER

Revenues
Oil and gas natural sales	$ 18,404	$ 28,880
Gas gathering operations	2,205	3,086
Other	416	111
Total Revenues	21,025	32,077

Costs and Expenses
Lease operations	5,561	4,071
Drilling operations	(53)
Production taxes	727	1,657
Exploration expenses	1,338	300
Impairments and abandonments	12,812	1,693
Gas gathering operations	2,615	3,587
Depreciation, depletion and amortization	13,367	10,985
General and administrative	2,973	4,062
Total Costs and Expenses	39,340	26,355

Income (loss) from Operations	(18,315)	5,722

Other Income (Expense)
Interest income	45	91
Interest expense	(2,495)	(3,319)
Loan fee amortization	(305)	(210)
Derivative mark-to-market gain	-	-
Derivative settlements (loss)	-	-
Gain on sale of assets	(234)	1
Total Other Income (Expense)	(2,989)	(3,437)

Income (loss) before income tax	(21,304)	2,285
Income tax (benefit) expense	(5,790)	118

Net Income (Loss)	(15,514)	2,167
Preferred dividends	2,531	397

Net Income (Loss) Available to Common Stockholders	$ (18,045)	$ 1,770

TXCO RESOURCES INC. SELECTED QUARTERLY FINANCIAL INFORMATION SELECTED FINANCIAL INFORMATION - INCOME STATEMENT (continued)
	2008	2007
	4TH	4TH
(in thousands, except per share data)	QUARTER	QUARTER

EBITDA*	$ 8,778	$ 20,039

EBITDAX*	$ 10,116	$ 20,339

Earnings per share -- Reported
Basic	$ (0.51)	$ 0.05
Diluted	$ (0.51)	$ 0.05

EBITDA per share
Basic	$ 0.25	$ 0.60
Diluted	$ 0.25	$ 0.57

EBITDAX per share
Basic	$ 0.28	$ 0.61
Diluted	$ 0.28	$ 0.58

Weighted average number of common shares outstanding
Basic	35,694	33,619
Diluted	35,694	34,984

Sales volumes - Oil and Natural Gas
Natural Gas (MMcf)	238	607
Oil (MBbl)	284	295
Equivalent (MMcfe)	1,942	2,376

* Please see the last page of this press release for a reconciliation of these non-GAAP financial measures.

TXCO RESOURCES INC. SELECTED QUARTERLY FINANCIAL INFORMATION SELECTED FINANCIAL INFORMATION - CASH FLOWS

	2008	2007
	4TH	4TH
(in thousands)	QUARTER	QUARTER

Net income (loss)	$ (15,514)	$ 2,167

Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	13,672	11,194
Impairments, abandonments and dry hole costs	12,812	1,693
Loss (gain) on sale of assets	234	(1)
Deferred tax (benefit) expense	(6,198)	119
Non-cash change in components of other comprehensive income	-	-
Non-cash compensation expense	913	1,640
Non-cash derivative mark-to-market (gain) loss	-	-
Changes in operating assets and liabilities	31,589	25,244

Net cash provided by operating activities	$ 37,508	$ 42,056

Capital Expenditures	$ 53,685	$ 49,170

TXCO RESOURCES INC. SELECTED OPERATING DATA
	Three Months Ended			Year Ended
($'s in thousands, except average prices)	9/30/08	12/31/08	12/31/07	12/31/08	12/31/07

Net cash provided (used) in operating activities	$39,132	$37,508	$42,056	$100,561	$69,392
Average common shares outstanding for diluted earnings per share	35,553	35,694	34,984	34,635	35,715
Ebitdax *	$28,306	$10,116	$20,339	$92,390	$54,162
Ebitda *	$28,030	$8,778	$20,039	$89,564	$52,939

Current ratio	0.74	0.55	0.60	0.55	0.60
Debt to asset ratio	27.9%	31.7%	28.3%	31.7%	28.3%

Sales
Oil:
Sales, in mBbl	293	284	295	1,132	974
Average realized sales price per barrel, excluding hedging impact of:	$112.92 -9.86	$54.05 +6.89	$86.72 -4.51	$97.43 -5.06	$71.11 -1.64

Natural Gas:
Sales, in mmcf	705	238	607	2,422	2,125
Average realized sales price per mcf, excluding hedging impact of:	$10.37 -0.36	$3.98 +0.63	$7.60 +0.05	$9.61 -0.12	$7.26 -0.64

Equivalent Basis:
Sales in mBOE	410	324	396	1,536	1,328
Average realized sales price per BOE, excluding hedging impact of:	$98.40 -7.66	$50.35 +6.52	$76.21 -3.29	$86.98 -3.92	$63.77 -2.23

Sales in mmcfe	2,462	1,942	2,376	9,214	7,971
Average realized sales price per mcfe, excluding hedging impact of:	$16.40 -1.28	$8.39 +1.09	$12.70 -0.55	$14.50 -0.66	$10.63 -0.37

Other Operating Data
Total lifting costs	$7,010	$5,919	$5,520	$25,378	$18,558
Total lifting costs per BOE	$17.08	$18.29	$13.94	$16.52	$13.97
Total lifting costs per mcfe	$2.85	$3.05	$2.32	$2.75	$2.33

Sales volume -oil properties -mBbl	286	273	286	1,094	955
Oil prop. lifting costs-oil (Including Production & Severance Tax)	$4,995	$4,962	$4,208	$19,754	$13,742
Oil prop. lifting costs per barrel	$17.47	$18.20	$14.72	$18.06	$14.39

Glen Rose Porosity sales volume -mBbl	218	215	213	812	705
Glen Rose Porosity lifting costs per barrel	$9.61	$8.65	$8.58	$10.20	$8.99

Sales volume -- natural gas properties -mmcf	634	275	530	2,238	2,048
Natural gas prop. lifting costs-gas (Including Production & Severance Tax)	$1,646	$1,234	$730	$6,027	$2,354
Natural gas prop. lifting costs per mcf	$2.60	$4.48	$1.38	$2.69	$1.15

Total depletion cost per BOE	$31.37	$40.56	$30.73	$33.96	$27.06
Total depletion cost per mcfe	$5.23	$6.76	$5.12	$5.66	$4.50
* Please see the last page of this press release for a reconciliation of these non-GAAP financial measures.

TXCO Resources Inc. EBITDA And EBITDAX Reconciliation To Net Income And Net Cash Provided For The Periods Indicated
	Fourth Quarter of		Full Year
($ Thousands)	2008	2007	2008	2007
Net cash provided by operating activities per CF Stmt	37,508	42,056	100,561	69,392
Change in operating assets and liabilities	31,589	25,245	21,748	20,056
Operating CF before change in operating assets & liabilities	5,919	16,811	78,813	49,337

Deferred income taxes	6,198	(119)	(2,180)	(4,458)
Cash portion of net interest expense	2,450	3,228	8,810	9,357
Excess tax benefit from stock-based compensation	-	-	1,453	-
Derivative settlements loss	-	-	-	1,524
Income tax	(5,790)	119	2,668	(843)
Exploration costs	1,339	300	2,825	1,222
Dry hole costs	-	-	-	(454)
Change in components of other comprehensive income	-	-	-	(1,524)

Ebitdax	10,116	20,339	92,390	54,162

Less: Exploration costs	1,339	300	2,825	1,222

Ebitda	8,778	20,039	89,564	52,939

Less:
Loss (Gain) on sale of assets	234	(1)	1,016	(1)
Income tax expense	(5,790)	119	2,668	(843)
Impairment & abandonments	12,812	1,693	13,931	1,983
Derivative Loss (Gain)	-	-	-	1,524
Interest, net	2,450	3,228	8,810	9,357
Non cash compensation	913	1,639	3,626	2,824
DD&A	13,672	11,194	53,631	36,756

Net Income (Loss)	(15,514)	2,167	5,882	1,340

EBITDAX is earnings before income taxes, interest, depreciation, depletion, amortization, impairment, abandonment and exploration expense. EBITDA equals EBITDAX less exploration expense. We believe EBITDA and EBITDAX provide a more complete analysis of TXCO's operating performance and debt servicing ability relative to other companies, and of our ability to fund capital expenditure and working capital requirements.

These measures are widely used by investors and rating agencies. EBITDA, with certain negotiated adjustments, is referenced in TXCO's financial covenants and required in reporting under our credit facility. EBITDA and EBITDAX are not measures of financial performance under GAAP. Accordingly, they should not be considered as substitutes for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.

Columns may not foot due to rounding.

TXCO Resources Inc. Detail of PV-10 and Reconciliation to Standardized Measure at December 31 (Unaudited)
($ in thousands)	2008	2007
PV-10 Value of Estimated Future Net Revenues	$ 137,461	$ 373,028
Present value of estimated income tax benefit	--	63,058
Standardized measure	$ 137,461	$ 309,970

PV-10 Value is considered a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. Therefore, we are including the disclosures required by Item 10(e) of Regulation S-K with respect to PV-10 Value. These disclosures include the following reconciliation to the most directly comparable GAAP financial measure ("standardized measure"), and discussion of how management uses the measure and why it is useful to investors.

We believe that the presentation of PV-10 Value is appropriate in our filings and relevant and useful to our investors because:
•	it presents the discounted future net cash flows attributable to our proved reserves before corporate future income taxes, and
•	it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties.
Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. The PV-10 Value and the standardized measure of discounted future net cash flows are not intended to represent the current market value of our estimated oil and natural gas reserves.